Exhibit 5.2

ATTORNEYS AND COUNSELORS	AUSTIN DALLAS DETROIT FORT WORTH HOUSTON NEW YORK SAN FRANCISCO ________ ALGIERS LONDON MONTERREY PARIS
ONE ARTS PLAZA 1722 ROUTH STREET — SUITE 1500 DALLAS, TEXAS 75201-2533 (214) 969-1700 FAX (214) 969-1751 www.tklaw.com

May 23, 2013

Nuverra Environmental Solutions, Inc.

14646 N. Kierland Boulevard, Suite 260,

Scottsdale, Arizona 85254

Heckmann Water Resources Corporation

Heckmann Water Resources (CVR), Inc.

Ladies and Gentlemen:

We have acted as special Texas counsel to your subsidiaries, Heckmann Water Resources Corporation, a Texas corporation (“HWR”), and Heckmann Water Resources (CVR), Inc., a Texas corporation (together with HWR, the “Texas Entities”), in connection with their guarantee of up to $150,000,000 in aggregate principal amount of your 9.875% Senior Notes due 2018 (the “Exchange Notes”) to be issued in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Your obligations under the Exchange Notes will be guaranteed (the “Guarantees”) by the Texas Entities and other guarantors under the Indenture dated as of April 10, 2012 (as amended by the First Supplemental Indenture, dated as of April 10, 2012, the Second Supplemental Indenture, dated as of September 19, 2012, and the Third Supplemental Indenture, dated as of November 30, 2012, the “Indenture”) among you, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Exchange Notes and Guarantees are to be issued in exchange for and in replacement of your outstanding $150,000,000 aggregate principal amount of 9.875% Senior Notes due 2018 and the guarantees thereof. This opinion letter is furnished to you at your request.

In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of the following documents:

(a) The Registration Statement

(b) The Indenture.

We have also examined originals or copies of such other records of the Texas Entities, certificates of public officials and of officers or other representatives of the Texas Entities and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinion expressed below.

Nuverra Environmental Solutions, Inc.

May 23, 2013

In rendering the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

1. Each Texas Entity is validly existing and under the laws of the State of Texas and its right to transact business in the State of Texas is active.

2. Each Texas Entity has the corporate power to guarantee the Exchange Notes pursuant to the Indenture.

3. Each Texas Entity has taken all corporate action necessary to authorize the execution, delivery and performance of its Guarantee.

The opinions set forth above are limited to the laws of the State of Texas (including all applicable provisions of the constitution of the State of Texas and reported judicial decisions interpreting such laws), and we do not express any opinion herein concerning any other laws.

This opinion letter may be relied on by Reed Smith LLP in connection with its opinion dated the date hereof filed as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we

Nuverra Environmental Solutions, Inc.

May 23, 2013

are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Thompson & Knight LLP

RHS/AAI/WPW/ARC